NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of American Depositary Shares of Agria Corporation (the 'Company') from listing and registration on the Exchange at the opening of business on January 3, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the American Depositary Shares are no longer suitable for continued listing and trading on the Exchange. 1. Section 802.01D of the NYSE Listed Company Manual provides that the Exchange will normally consider suspending dealings in or removing from the list a security when an issuer or its management has 'engage[d] in operations which, in the opinion of the Exchange, are contrary to the public interest.' 2. On November 3, 2016, the Exchange determined, based on an investigation conducted by NYSE Regulation, that the American Depositary Shares of the Company should be suspended immediately from trading pursuant to Section 802.01D of the Manual and directed the preparation and filing with the SEC of this application for the removal of the American Depositary Shares from listing and registration on the Exchange. The Company was notified by phone and by letter on November 3, 2016. 3. Pursuant to the above determination, a press release was issued on November 3, 2016 with the basis for the delisting decision and an announcement of the suspension of trading in the American Depositary Shares was made on the 'ticker' of the Exchange. Similar information was also included on the Exchange's website. 4. Pursuant to Section 804.00 of the Manual, the Company had a right to appeal to a Committee of the Board of the Exchange (the 'Committee') the determination to delist its American Depositary Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On November 17, 2016, the Exchange received a letter from the Company to request a hearing before the Committee. On December 20, 2016, the Company informed the Office of the General Counsel that it withdrew its request for a review by the Committee. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.